Exhibit 99.1

Thursday, April 28, 2016

HomeTown Bankshares Corporation Reports Strong Growth for

First Quarter

2016 YTD Revenue Up 9% over 2015

●	Solid Operating Performance
o	Revenue of $5.2 million in Q1 2016, up 9% from $4.8 million in Q1 2015
o

Net Income of $801,000 for first quarter 2016, compared with $776,000 in first quarter 2015, including first full quarter of interest expense associated with a $7.5 million capital raise via subordinated debt offer in December, 2015

o	Fully diluted Earnings per Share of $.14 for first quarter of 2016, compared with $0.14 per share for 2015
o	Net Interest Income up 5% in Q1 2016 over prior year with Net Interest Margin of 3.62%, including $121,000 in additional interest expense associated with above capital raise
o	Noninterest Income for first quarter 2016 up 22% over prior year, net of securities gain

●	Strong Loan and Deposit Growth
o	Total Loans of $381 Million at March 31, 2016
■	Up $42 million or 12% year-over year for Q1 2016 over 2015 and 15% annualized
o	Total Deposits of $414 Million, Up $47 million or 13% for Q1 2016 over 2015
■	Core Deposits up 18% to $374 Million due to Non-Interest Bearing Deposits increasing $27 Million or 51% for Q1 2016 over 2015

●	Credit Quality Remains Strong
o	YTD net charge-offs for Q1 2016 of $11,000 or 0.01% of average loans vs. $3,000 for Q1 2015
o	Non-performing assets of 1.24% of total assets at March 31, 2016 vs. 1.90% in 2015
o	Nonaccrual loans remained low at .11% of total loans at March 31, 2016 and .41% of total loans at March 31, 2015
o	Past due accruing loans remained at historically low levels of 0.49% of total loans at March 31, 2016 vs. 0.35% at March 31, 2015

●	Well-Capitalized with Solid Capital Ratios
o	Total Risk-Based Capital amounted to 13.61% at March 31, 2016
o	Tier 1 Risk-Based Capital amounted to 12.80% at March 31, 2016
o	Bank’s Tier 1 Leverage Ratio of 10.86% at March 31, 2016

1 | Page

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, 540-278-1705

Charles W. Maness, Jr. Executive Vice President and CFO, 540-278-1702

HomeTown Bankshares Reports Strong Growth for the First Quarter of 2016

Revenue Up 9% Over 2015

ROANOKE, Va., April 28, 2016 - HomeTown Bankshares Corporation, the parent company of HomeTown Bank, reported strong balance sheet growth and solid operating performance for the first quarter of 2016. Total revenue was up 9% from strong loan and core deposit growth of 12% and 18%, respectively, for the first quarter of 2016 vs. the first quarter of 2015.

"We are delighted with the continued growth in market share for loans and core deposits as well as our ability to capitalize on the recent, competitive changes in our markets,” said Susan K. Still, President and CEO. “This expansion in market share is coupled with solid revenue growth and earnings as well as strong asset quality,” she continued.

Financial Highlights

Revenues increased 9% to $5.2 million during the first quarter and a 22% increase in non-interest income, net of gains on securities sales. Service charge income related to strong core deposit growth and the continued increase in mortgage origination income were major contributors to the sizable increase in non-interest income during the first quarter of 2016. Net earnings were up 3% from $776,000 in Q1 2015 to $801,000 in Q1 2016 which included a $134,000 increase in interest expense in Q1 2016 associated with a $7.5 million capital raise in December, 2015. The capital raise in the form of subordinated notes was initiated to support continued, strong loan growth, and was the primary cause of the decline in the net interest margin from 3.84% in Q1 2015 to 3.62% in Q1 2016. Net income available to common shareholders amounted to $597,000 for the first quarter of 2016 vs. $566,000 during the prior year after preferred stock dividend payments of $204,000 in Q1 2016 and $210,000 in Q1 2015. Fully diluted earnings per share amounted to $0.14 per share for the first quarter of 2016 compared to $0.14 per share for the comparative period of 2015.

2 | Page

At March 31, 2016, total assets reached $493 million, an increase of $56 million or 13%, over 2015.  The loan portfolio ended the period at $381 million, representing a year-over- year increase of 12% (15% on an annualized basis), or $42 million, over the prior year.

Total deposits increased $47 million to $414 million in Q1 of 2016, a 13% increase over 2015. Core deposits grew 18% in Q1 2016 over 2015 due to a strong increase in noninterest bearing demand deposits over Q1 2015.

The expansion of our Private Wealth Group in December, 2015, also contributed to the strong growth in loans and deposits during the first quarter of 2016, offsetting related salary and benefit expense during the first quarter of 2016. In addition, higher mortgage originations resulted in a 46% increase in mortgage revenue for the first quarter of 2016 over 2015.

The Company raised $7.5 million in the form of subordinated debt in December, 2015 to support future loan growth anticipated with the sale of Valley Bank in July, 2015, and the exit of Bank of America in late 2014. Interest expense and bank franchise taxes increased accordingly for the quarter, offset partially by income from the strong loan growth of 12% during the first quarter of 2016 over 2015.

The Company’s asset quality improved and remains strong at March 31, 2016. Nonperforming assets, excluding performing restructured loans, improved from 1.90% of Company assets at March 31, 2015 to 1.24% at March 31, 2016, and non-performing loans decreased during the current quarter. In addition, net charge-offs were minimal at $11,000 during the first quarter of 2016. The allowance for loan losses increased slightly to $3.35 million at March 31, 2016 vs. $3.33 million in 2015 due to a $60,000 provision for loan losses in 2016 due to the continued, strong loan growth.

The Company remains well-capitalized with total equity at March 31, 2016 rising to $47 million, an increase of $2.9 million, or 7%, from March 31, 2015.  Total risk-based capital, Tier 1 capital, Tier 1 leverage, and Common Equity Tier 1 ratios were 13.61%, 12.80%, 10.86% and 12.79%, respectively.  All ratios exceed the current regulatory standards for well capitalized status.

“While we are now the largest community bank headquartered in the Roanoke Valley, our focus will continue to be on being the best bank we can be for our customers in each market we serve, “Still said.

3 | Page

About HomeTown Bankshares Corporation

HomeTown Bankshares Corporation is the parent company of HomeTown Bank, which officially opened for business on November 14, 2005. HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals.  The Bank serves three markets including the Roanoke Valley, the New River Valley and Smith Mountain Lake through six branches, seven ATMs, HomeTown Mortgage and HomeTown Investments.  A high level of responsive and personal service coupled with local decision-making is the hallmark of its banking strategy. For more information, please visit www.hometownbank.com.

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, and competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for the year-to-date and quarter ending March 31, 2016)

4 | Page

HomeTown Bankshares Corporation
Consolidated Condensed Balance Sheets
March 31, 2016; December 31, 2015; and March 31, 2015

	March 31,	December 31	March 31,
In Thousands	2016	2015	2015
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$27,890	$28,745	$14,955
Federal funds sold	1,082	1,329	1,370
Securities available for sale, at fair value	54,757	52,544	51,158
Restricted equity securities, at cost	2,765	2,535	2,680
Loans held for sale	289	1,643	539
Total loans	381,063	367,358	339,357
Allowance for loan losses	(3,347)	(3,298)	(3,329)
Net loans	377,716	364,060	336,028
Property and equipment, net	13,864	14,008	14,901
Other real estate owned	5,686	5,237	6,917
Other assets	9,273	9,284	8,821
Total assets	$493,322	$479,385	$437,369

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$80,060	$77,268	$52,882
Interest-bearing	333,558	322,278	313,713
Total deposits	413,618	399,546	366,595
Federal Home Loan Bank borrowings	22,000	22,000	24,000
Subordinated notes	7,202	7,194	-
Other borrowings	1,072	2,361	814
Other liabilities	2,190	1,893	1,625
Total liabilities	446,082	432,994	393,034

Stockholders’ Equity:
Preferred stock	12,893	12,893	13,293
Common stock	16,801	16,801	16,481
Surplus	15,521	15,484	15,300
Retained surplus (deficit)	1,040	443	(1,705)
Accumulated other comprehensive income	597	396	635
Total HomeTown Bankshares Corporation stockholders’ equity	46,852	46,017	44,004
Noncontrolling interest in consolidated subsidiary	388	374	331
Total stockholders’ equity	47,240	46,391	44,335
Total liabilities and stockholders’ equity	$493,322	$479,385	$437,369

5 | Page

HomeTown Bankshares Corporation
Consolidated Condensed Statements of Income
For the Three Months Ended March 31, 2016 and 2015

	For the Three Months
	Ended March 31,
In Thousands, Except Share and Per Share Data	2016	2015
	(Unaudited)
Interest income:
Loans and fees on loans	$4,256	$3,899
Taxable investment securities	204	206
Nontaxable investment securities	101	103
Other interest income	53	42
Total interest income	4,614	4,250
Interest expense:
Deposits	504	448
Other borrowed funds	231	92
Total interest expense	735	540
Net interest income	3,879	3,710
Provision for loan losses	60	-
Net interest income after provision for loan losses	3,819	3,710
Noninterest income:
Service charges on deposit accounts	154	110
ATM and interchange income	147	122
Mortgage banking	175	120
Gains on sales of investment securities	5	40
Other income	130	143
Total noninterest income	611	535
Noninterest expense:
Salaries and employee benefits	1,726	1,541
Occupancy and equipment expense	434	445
Advertising and marketing expense	94	242
Professional fees	101	112
Other real estate owned expense	22	30
Other expense	885	739
Total noninterest expense	3,262	3,109
Net income before income taxes	1,168	1,136
Income tax expense	353	346
Net income	815	790
Less net income attributable to non-controlling interest	14	14
Net income attributable to HomeTown Bankshares Corporation	801	776
Effective dividends on preferred stock	204	210
Net income available to common stockholders	$597	$566
Basic earnings per common share	$0.18	$0.17
Diluted earnings per common share	$0.14	$0.14
Weighted average common shares outstanding	3,366,778	3,291,517
Diluted average common shares outstanding	5,565,629	5,531,517

6 | Page

HomeTown Bankshares Corporation	Three	Three
Financial Highlights	Months	Months
In Thousands, Except Share and Per Share Data	Ended	Ended
	Mar 31	Mar 31
	2016	2015
	(Unaudited)	(Unaudited)
PER SHARE INFORMATION
Book value per share, basic	$10.07	$9.32
Book value per share, diluted	$8.44	$7.95
Earnings per share, basic	$0.18	$0.17
Earnings per share, diluted	$0.14	$0.14

PROFITABILITY
Return on average assets	0.67%	0.73%
Return on average shareholders' equity	6.92%	7.18%
Net interest margin	3.62%	3.84%
Efficiency	72.23%	73.23%

BALANCE SHEET RATIOS
Total loans to deposits	92.13%	92.57%
Securities to total assets	11.66%	12.31%
Tier 1 leverage ratio BANK ONLY	10.9%	10.0%

ASSET QUALITY
Nonperforming assets to total assets	1.24%	1.90%
Nonperforming assets, including restructured loans, to total assets	2.53%	3.28%
Net charge-offs to average loans (annualized)	0.01%	0.00%

Composition of risk assets: (in thousands)
Nonperforming assets:
Nonaccrual loans	$415	$1,406
Other real estate owned	5,686	6,917
Total nonperforming assets, excluding performing restructured loans	6,101	8,323
Restructured loans, performing in accordance with their modified terms	6,378	6,011
Total nonperforming assets, including performing restructured loans	$12,479	$14,334

Allowance for loan losses: (in thousands)
Beginning balance	$3,298	$3,332
Provision for loan losses	60	-
Charge-offs	(15)	(15)
Recoveries	4	12
Ending balance	$3,347	$3,329

7 | Page